CONFIDENTIAL TREATMENT REQUESTED

UNDER C.F.R. SECTIONS 200.80(b)(4), 200.83

AND 230.406.

[*****] INDICATES OMITTED MATERIAL THAT IS

THE SUBJECT OF A CONFIDENTIAL TREATMENT

REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

Exhibit 10.6

EXECUTION VERSION

MASTER SERVICES AGREEMENT

between

BC LUXCO 1

and

TELEFÓNICA S.A.

Dated as of 11 December, 2012

EXECUTION VERSION

i

EXECUTION VERSION

ii

This MASTER SERVICES AGREEMENT, is made as of 11 December, 2012

BETWEEN:

1. BC LUXCO 1, a société anonyme organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 9a, rue Gabriel Lippmann, L-5365 Munsbach, registered with the Luxembourg trade and companies register under number B 170 329 (the “Provider”); and

2. TELEFÓNICA S.A., a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Spanish Tax Identification Number (CIF) A-28.015.865 and registered office in Calle Gran Vía, nº 28, Madrid, represented by Mr. Manuel Crespo de la Mata, of age, duly empowered to act by virtue of the authority granted by the notarial deed dated 12 December 2008 (the “Recipient” and together with the Provider, the “Parties”).

WHEREAS:

(A) At the Effective Time, and upon satisfaction or waiver of the relevant conditions precedent, the Provider, among other parties, will acquire, directly or indirectly the Assets (as the term is defined in the sale and purchase agreement governing such acquisition dated 11 October 2012 (the “SPA”)) and certain of the subsidiaries of Atento Inversiones y Teleservicios, S.A.U., whose main activity consists of rendering outsourcing customer and business process outsourcing services.

(B) Certain of the Recipient Group Companies and the Provider Group Companies are parties to the Service Contracts.

(C) Atento Inversiones y Teleservicios, S.A.U. and the Recipient are parties to that certain master agreement dated May 8, 2007, as amended and in effect from time to time, regulating several matters in relation to the provision of Outsourced Services to the Recipient Group Companies as set out in further detail in the relevant Service Contracts (the “Existing Master Agreement”).

(D) With effect from the Effective Time, the Recipient wishes for the Recipient Group Companies to continue to be provided with certain Outsourced Services.

(E) The Parties wish to enter into this Agreement in order to strengthen and deepen their existing commercial relationship and explore mutually beneficial opportunities for Provider to grow within the Recipient Group Companies over the life of this Agreement, engaging in a spirit of cooperation through the fulfillment of each other’s obligations earnestly and in good faith.

EXECUTION VERSION

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

EFFECTIVE TIME AND EXISTING MASTER AGREEMENT

Section 1.1 Effective Time. The Parties agree that this Agreement shall become effective on and from the Effective Time.

Section 1.2 Termination of the Existing Master Agreement.

(a) The Recipient, on the one hand, and the Provider, on the other hand, each agree that, with effect from the Effective Time but subject to the remainder of this ARTICLE I the Existing Master Agreement shall be terminated without liability to any party thereto, shall have no further force or effect and shall be replaced in its entirety by this Agreement. Each Party (on its own behalf and for and on behalf of its Affiliates) hereby absolutely, unconditionally and forever remises, releases, acquits, satisfies and discharges the other Party and all of its respective directors, officers, advisors, agents, employees, shareholders, parent and subsidiary corporations, predecessors, successors and Affiliates (collectively, the “Released Parties”), from any and all rights, claims, demands, damages, debts, liabilities, accounts, covenants, rights to indemnification, liens, attorneys’ fees, costs, expenses, actions and causes of action of every kind and nature whatsoever, now known or unknown, suspected or unsuspected, in law or in equity, which the Party owns or holds, or at any time heretofore has ever had, owned or held, or may hereafter have, own or hold, based upon, related to or arising out of or otherwise existing in connection with the Existing Master Agreement but excluding any claims and/or liabilities for the provision of or the payment for the Outsourced Services (the “Released Claims”). Each Party (on its own behalf and for and on behalf of is Affiliates), subject to the remainder of this ARTICLE I, hereby irrevocably waives the right to institute or participate in any suit or action, at law or in equity, against the Released Parties, by reason of, or based upon, any such Released Claims.

(b) Notwithstanding the foregoing:

(i) the Service Contracts in force and effect as of the Effective Time and entered into in accordance with the Existing Master Agreement shall remain in full force and effect in accordance with the terms and conditions set forth therein; and

(ii) the Existing Master Agreement shall remain in full force and effect to the extent required for the proper performance of each such relevant Service Contract in accordance with its terms (provided that, in the event of any inconsistency between the terms of the Existing Master Agreement and this Agreement, the terms of this Agreement shall prevail), and the release in Section 1.2(a) shall not extend to any rights, obligations and/or liabilities of any party to such Service Contract which continue or arise as a result of the continued performance of any such Service Contract.

(c) The Parties, in connection with such Service Contracts, agree that the standard terms applicable to them will be those set forth in the relevant Service Contract executed by the Provider Group Companies and the Recipient Group Companies, save as may otherwise be provided in this Agreement, in which case the terms set out in this Agreement shall

EXECUTION VERSION

prevail. Therefore, as between the Parties, the rules contained in the Service Contracts shall not apply in the event, and to the extent, of any conflict or inconsistency with the provisions of this Agreement. For the avoidance of doubt, any clause in any Existing Service Contract by virtue of which the Provider Group Companies are entitled to a right of first refusal, right to match or right to renew any Service Contract on different conditions than those set forth in this Agreement shall be unenforceable.

ARTICLE II

PROVIDER PREFERENCE

Section 2.1 Prior to any Recipient Group Company entering into any binding agreement or arrangement with any Alternative Supplier:

(a) with respect to the renewal of, or expansion of the volume of the services provided under, a Service Contract; or

(b) which involves an expansion into activities that are complimentary or adjacent to the services which a Provider Group Company is providing to the relevant Recipient Group Company at the relevant time ((a) and (b) together referred to as the “Preferred Services”), the Recipient (for itself and on behalf of the relevant Recipient Group Company) shall deliver written notice to the Provider specifying in reasonable detail the material terms and/or specifications of the Preferred Services (including, without limitation, as to timing, pricing and the nature of the services) required by the relevant Recipient Group Company (the “Outsourcing Notice”) and shall invite the Provider to discuss the opportunities for the provision of such Preferred Services.

Section 2.2 For a period of [*****] from the date of the Outsourcing Notice (the “Negotiation Period”) the Recipient and the Provider shall negotiate in good faith with a view to reaching a mutually acceptable agreement for the provision of the Preferred Services specified in the Outsourcing Notice. During the Negotiation Period the Recipient shall not, and shall procure (save to the extent it is prohibited by law or binding regulation from doing so) that no Recipient Group Company shall, directly or indirectly approach, discuss, negotiate with, or otherwise solicit any offers from any Person other than the Provider for the provision of the Preferred Services specified in the Outsourcing Notice. For the avoidance of doubt, the Recipient Group Companies may, in response to an unsolicited request, offer or approach from any Alternative Supplier with respect to the provision of the Preferred Services, confirm to such Person that they are unable to entertain any such request, offer or approach for the duration of the Negotiation Period and such confirmation and any other inadvertent conversations related thereto shall not constitute a breach of the provisions of this Article II. In the event that the Recipient and the Provider fail to reach an agreement for the provision of the Preferred Services specified in the Outsourcing Notice on or prior to the expiry of the Negotiation Period, the Recipient (or the relevant Recipient Group Company) may seek bids, tenders or offers for the provision of such Preferred Services from Alternative Suppliers pursuant to a valid Tender Process.

EXECUTION VERSION

Section 2.3 The relevant Provider Group Company shall submit a bid for any Tender Process if the relevant Provider Group Company has adequate capabilities to provide such Outsourced Services in such Revenue Jurisdiction.

Section 2.4 If the relevant Recipient Group Company has not finally awarded the provision of the Preferred Services included in the Outsourcing Notice to the Alternative Supplier within 180 days from the date of finalization of the Tender Process, the relevant Recipient Group Company shall be required to comply with the provisions of this ARTICLE II again in order to procure the provision of any such Preferred Services.

ARTICLE III

MINIMUM REVENUES

Section 3.1 Minimum Revenue Thresholds. During each calendar year for the duration of this Agreement, the Recipient undertakes to purchase, or otherwise procure the provision of, services from the Provider (or the relevant Provider Group Company) which results in the revenues received by the Provider (when aggregated with the revenues received by each relevant Provider Group Company) from the provision of such services in any jurisdiction (the “Annual Revenue”) being equal to or exceeding the following minimum aggregate amounts (each, a “Minimum Revenue Threshold”):

Relevant Zone	Calendar Year	Minimum Revenue Threshold
Zone 1	2012	The amount set forth on Schedule 2

	Each calendar year 2013 to 2015 (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) the Adjusted Inflation Rate for the current calendar year

	2016	The Minimum Revenue Threshold for the 2016 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2015 calendar year, increased by (ii) the Adjusted Inflation Rate for the 2016 calendar year reduced by (iii) 3%

	2017	The Minimum Revenue Threshold for the 2017 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2016 calendar year, increased by (ii) CPI for the 2017 calendar (unless the [*****] Contract provides a higher applicable inflation rate, in which event such higher inflation rate shall be applied), reduced by (iii) 4%

	2018	The Minimum Revenue Threshold for the 2018 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2017 calendar year, increased by (ii) CPI for the 2018 calendar year (unless the [*****] Contract provides a higher applicable inflation rate, in which (event such higher inflation rate shall be applied), reduced by (iii) 5%

EXECUTION VERSION

Relevant Zone	Calendar Year	Minimum Revenue Threshold

	Each calendar year 2019 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) CPI for the relevant calendar year (unless the [*****] Contract provides a higher applicable inflation rate, in which event such higher inflation rate shall be applied), reduced by (iii) 6%

Zone 2	2012	The amount set forth on Schedule 2

	Each calendar year 2013 to the year 2015 (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) the CPI for the current calendar year

	2016	The Minimum Revenue Threshold for the 2016 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2015 calendar year, increased by (ii) the CPI for the 2016 calendar year, reduced by (iii) 3%

	2017	The Minimum Revenue Threshold for the 2017 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2016 calendar year, increased by (ii) the CPI for the 2017 calendar year, reduced by (iii) 4%

	2018	The Minimum Revenue Threshold for the 2018 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2017 calendar year, increased by (ii) the CPI for the 2018 calendar year, reduced by (iii) 5%

	Each calendar year 2019 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) the CPI for the current calendar year, reduced by (iii) 6%

Zone 3	2012	The amount set forth on Schedule 2

	Each calendar year 2013 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to the Minimum Revenue Threshold for the prior calendar year, reduced by (ii) 3%

provided that the Minimum Revenue Threshold in any calendar year shall (i) not exceed the CRM Amount; and (ii) if applicable, be reduced by the QM Excluded Revenue and the Recipient Group Company Excluded Revenue for the relevant calendar year. For the avoidance of doubt, all services in any jurisdiction (and not merely Outsourced Services in the Revenue Jurisdictions) which the Recipient purchases, or otherwise procures the provision of, from the Provider or the relevant Provider Group Company shall be included in Annual Revenue.

EXECUTION VERSION

Section 3.2 Calculation Principles. The Parties shall use the following principles and procedures for the purposes of calculating the Annual Revenues and the Minimum Revenue Thresholds:

(a) all or any portion of the Annual Revenues in the relevant Revenue Jurisdiction in the relevant calendar year and the Accumulated Carryforward Excess, if any, may, at the written request of the Recipient at any time following the determination of the Annual Revenues in each relevant Revenue Jurisdiction for that calendar year, be notionally allocated to a different Revenue Jurisdiction solely for the purposes of calculating any Adjustment Payment for that calendar year (if any) due in accordance with the provisions of Schedule 3 hereof, provided that nothing in this Section 3.2(a) shall affect: (i) the Minimum Revenue Thresholds applicable with respect to any Zone or the Revenue Jurisdictions within a Zone, or (ii) the application of the proviso in Schedule 3. For this purpose, all currency conversions shall use the average exchange rate for the applicable month published by Bloomberg L.P. (or its successor);

(b) the Annual Revenue for each Revenue Jurisdiction within a Zone shall be extracted from the audited profit and loss accounts contained in the financial statements for each Provider Group Company in that Revenue Jurisdiction that is a party to a Service Contract, provided that the auditor auditing such profit and loss accounts contained in the financial statements is one of PriceWaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young, KPMG, Duff & Phelps or Grant Thornton;

(c) Annual Revenue shall exclude any Balancing AIR Amount;

(d) in Zone 1 (i) all amounts shall be recorded in Brazilian real, and all amounts expressed or recorded in any currency other than Brazilian real shall be converted to Brazilian real using the average exchange rate for the applicable calendar year published by Bloomberg L.P. (or its successor); and (ii) until such time as the Adjusted Inflation Rate or CPI (as applicable) for a calendar year has been determined, the Parties shall use the Estimated Adjusted Inflation Rate or, where applicable, the Estimated CPI for that calendar year;

(e) in Zone 2 (i) all amounts shall be recorded in the local currency of each relevant Revenue Jurisdiction; and (ii) until such time as the CPI for a calendar year has been determined, the Parties shall use the Estimated CPI for that calendar year;

(f) in Zone 3 all amounts shall be recorded in Euros, and all amounts expressed or recorded in any currency other than Euros shall be converted to Euros using the average exchange rate for the applicable calendar year published by Bloomberg L.P. (or its successor);

(g) in Zone 1 and Zone 2, for purposes of calculating any amount of notional reallocation pursuant to Section 3.2(a) and for purposes of calculating any Accumulated Carryforward Excess, the amount of such notional reallocation or Accumulated Carryforward Excess shall be converted to Euros using the average exchange rate for the relevant calendar year published by Bloomberg L.P. (or its successor);

(h) any Approved Alternative Supplier Revenue generated in a calendar year shall be deemed to constitute Annual Revenue for the purposes of determining whether the Annual Revenue for a relevant Zone reaches the Minimum Revenue Threshold for that Zone in that calendar year and for calculation of the Adjustment Payment;

EXECUTION VERSION

(i) The Recipient may, in its sole discretion (pursuant to a disposal of the relevant business and/or a Change of Control of the Recipient Group Company (the “Sale”)), discontinue its business in any Revenue Jurisdiction where the Provider is, at the time of such Sale, providing Outsourced Services to it, and nothing set out in this Agreement shall limit such right in any manner. In the event of a Sale, the Minimum Revenue Threshold in the relevant Zone (of which the relevant Revenue Jurisdiction affected by the Sale forms part) shall be reduced if all of the following conditions are satisfied:

(i) the Sale is effected through an IPO or to a third party purchaser;

(ii) the term of each relevant Service Contract in force at the time of the Sale which is affected by the Sale is extended so that it is no less than the term of this Agreement (the “Extended Service Contract(s)”); and

(iii) the counterparty to each such Extended Service Contract does not otherwise have the contractual right to terminate such Extended Service Contract prior to the expiry of its term (as extended in accordance with this Section 3.2(i)), other than as a result of a breach by the Provider Group Company which is a party to such Extended Service Contract but only to the extent such breach is a termination event under such Extended Service Contract.

If all of the above conditions are satisfied, then the Minimum Revenue Threshold in the relevant Zone (of which the relevant Revenue Jurisdiction affected by the Sale forms part) shall be reduced by an amount equal to the Recipient Group Company Excluded Revenue for that Revenue Jurisdiction. The Parties agree that, in the event of a Sale not complying with all the conditions set forth in (i) to (iii) above, any revenue received by the relevant Provider Group Company from the Recipient Group Company being sold pursuant to such Sale and its subsidiaries shall continue to be considered for the calculation of the Minimum Revenue Threshold in such relevant Zone;

(j) In the event that a Service Contract with a Provider Group Company is terminated as a consequence of a material breach by the Provider Group Company (other than a termination pursuant to a change of control arising from the transactions contemplated by the SPA), a downward adjustment shall be made to the Minimum Revenue Threshold in an amount equal to the lesser of: (x) the estimated revenues that would have been generated until the expiry of the current term of the relevant Service Contract, and (y) the estimated revenues for the 12 months following the termination date of the relevant Service Contract as a consequence of such breach. The amount of estimated revenues shall be calculated by projecting the revenues generated from that Service Contract in the preceding calendar year (or any portion thereof);

EXECUTION VERSION

(k) In the event of a reduction in a Provider Group Company revenues or in the event of penalties, in either case, as a result of breach of contract, non-achievement of service level agreements, poor performance or similar provisions of each Service Contract assessed and applied on a basis consistent with past practice (together, the “Penalties”), if such Penalties incurred by the Provider Group Companies in any relevant calendar year as a percentage of the revenues in that calendar year (the “Relevant Year Penalty Percentage”) exceed the 2012 Penalty Percentage, then the Minimum Revenue Threshold for that Revenue Jurisdiction for that calendar year shall be reduced by a sum equal to the product of (i) the amount by which the Relevant Year Penalty Percentage exceeds the 2012 Penalty Percentage and (ii) the revenues for that Revenue Jurisdiction for that calendar year;

(l) In the event of a Change of Control of a Provider Group Company, if the new controlling entity of such Provider Group Company is a Telefónica Competitor, a downward adjustment shall be made to the Minimum Revenue Threshold for all subsequent years in an amount equal to the amount set forth in Schedule 2 (as adjusted for the relevant calendar year) in relation to the Revenue Jurisdiction where such Provider Group Company operates; and

(m) If a Provider Group Company in a relevant Revenue Jurisdiction:

(i) ceases to operate in such Revenue Jurisdiction; or

(ii) ceases to be controlled directly or indirectly by the Provider or any of its Affiliates (except in the event of a sale of all or substantially all of the Provider Group Companies to a single purchaser); or

(iii) reduces its capability to provide Outsourced Services in such Revenue Jurisdiction to less than 50% of its capability as at the Effective Time (and for determining whether such a reduction has occurred, account may be taken of both such Outsourced Services which are provided from within or, subject to maintaining a local presence in the relevant Revenue Jurisdiction, from outside the relevant Revenue Jurisdiction), then a downward adjustment shall be made to the Minimum Revenue Threshold for all subsequent years in an amount equal to the amount set forth in Schedule 2 (as adjusted for the relevant calendar year in which such cessation or reduction occurs) in relation to the Revenue Jurisdiction where such Provider Group Company operates.

Section 3.3 Notification of the Annual Revenue Amounts. Within a period of 30 days from the end of each financial quarter of the Provider during the term of this Agreement, the Provider shall deliver to the Recipient written notice setting out its good faith calculation of the Annual Revenue in each Revenue Jurisdiction within a Zone for the period ended as at the quarter-end date supported by reasonable evidence for the basis of any such calculations (the “Calculation Notice”).

Section 3.4 Quarterly Committee. A meeting of the quarterly committee comprising of (i) up to three representatives of the senior management of each of the Provider (including the Chief Executive Officer) and the Recipient (including the Director of Global Services) and (ii) any observers and advisors which both parties may agree in writing (provided always that such observers and advisors shall have no vote and shall not be counted for the purposes of quorum) (the “Quarterly Committee”) shall be convened:

(a) within 15 days of the delivery of the Calculation Notice to approve the figures presented in the Calculation Notice; and

EXECUTION VERSION

(b) on a quarterly basis commencing on Friday 25 January 2013 and thereafter every third Friday in April, July and October to evaluate and review, amongst other things: (i) the calculation of the Annual Revenues, the Minimum Revenue Thresholds, the CRM Amount and any figures required for the calculation of any of the foregoing, (ii) how the figures presented in the Calculation Notice compare to the applicable Minimum Revenue Thresholds, (iii) whether any Adjustment Payment will become due (and the amount of any such payment) or any other balancing payments under this Agreement pursuant thereto, and (iv) any other matters raised for discussion; or

(c) upon at least 10 Business Days’ prior written request from either Party.

At the first meeting of the Quarterly Committee in any calendar year, the Quarterly Committee shall agree the Estimated Adjusted Inflation Rate and (if applicable) the Estimated CPI for that calendar year; notwithstanding the provisions of Section 3.7, in the event that the Quarterly Committee is, for any reason, unable to agree the Estimated Adjusted Inflation Rate and (if applicable) the Estimated CPI for that calendar year at such meeting, the Adjusted Inflation Rate and (if applicable) the CPI for the immediately preceding calendar year shall be deemed the Estimated Adjusted Inflation Rate and the CPI, respectively, for the calendar year. At the first meeting of the Quarterly Committee following the publication by the relevant authority in the relevant Revenue Jurisdiction as set forth in Schedule 5 of the final figures required to calculate the Adjusted Inflation Rate and (if applicable) the CPI for the immediately preceding calendar year, the Quarterly Committee shall determine the Adjusted Inflation Rate and/or the CPI for that immediately preceding calendar year and shall calculate the Balancing AIR Amount (if any) to be paid in respect of that immediately preceding calendar year.

Section 3.5 Meetings of the Quarterly Committee. The Provider and the Recipient may appoint, remove and replace their appointees to the Quarterly Committee on written notice to the other. Meetings of the Quarterly Committee shall be convened by giving written notice to each member of the committee at the e-mail address, fax number or physical address specified by the member for such purpose, which notice must include the proposed date and time of the meeting and where the meeting is to take place (or, if it is anticipated that the members participating in the meeting will not be in the same place, how it is proposed they should communicate with each other during the meeting). A member may waive his entitlement to notice of a meeting either prospectively or retrospectively and, where he does so, the validity of the meeting or any business conducted at it shall not be called into question on the grounds that notice was not given to the member. Members may participate in meetings of the Quarterly Committee by way of any communication equipment that allows each participant to hear all of the other participants and to speak to all other participants simultaneously. The quorum for any meetings of the Quarterly Committee shall be at least two members, one of whom must have been appointed by the Provider and one of whom must have been appointed by the Recipient. If the quorum is not present within 60 minutes of the time specified for the relevant Quarterly Committee meeting, then the meeting shall be adjourned for five Business Days to the same time and place and the quorum for any such adjourned meeting shall be any two members present at

EXECUTION VERSION

such adjourned meeting, provided that at least one of the members is a person appointed by the Recipient and one member is a person appointed by the Provider. Each member of the Quarterly Committee shall have one vote and decisions of the Quarterly Committee shall be taken by a simple majority provided that at least one member appointed by the Provider and one member appointed by the Recipient voted in favor of the proposal. Subject to the foregoing, the members of the Quarterly Committee may regulate their decision making process as they see fit. The Quarterly Committee shall keep minutes of all its meetings for at least three years from the date of the meeting.

Section 3.6 Approved Alternative Supplier Revenue.

(a) For the purposes of this Agreement, the pro rata portion of the revenue generated in a relevant calendar year from an agreement that is entered into between the Recipient (or the relevant Recipient Group Company) and an Alternative Supplier in the relevant Zone pursuant to a valid Tender Process shall constitute “Approved Alternative Supplier Revenue” for the relevant calendar year only if (i) a Provider Group Company and at least two Approved Competitors participated in such Tender Process, (ii) the price for such Outsourced Services included in the Provider offer submitted during the Tender Process exceeded the highest price in any offer from an Alternative Supplier with respect to the provision of the Outsourced Services made pursuant to such Tender Process by more than [*****], and (iii) the agreement to provide such Outsourced Services pursuant to the Tender Process was awarded to and entered into by one of the Approved Competitors who participated in such Tender Process.

(b) In addition, if the relevant Provider Group Company fails to submit a bid in a valid Tender Process as required by Section 2.3, then the first 12 months’ revenue generated from the agreement entered into between the relevant Recipient Group Company and the Approved Competitor who is the successful bidder pursuant to such Tender Process shall constitute “Approved Alternative Supplier Revenue”.

(c) The Recipient shall notify to the Provider in writing the total revenue obtained by the Approved Competitor, as shown in the Recipient Group Company’s procurement systems and documentation. Within fifteen days (15) of the receipt of such notification, the Provider is entitled to require the auditor of the relevant Recipient Group Company (whose costs and expenses shall be borne by the Recipient and the Provider in equal proportions) to verify the amounts effectively invoiced to the Recipient Group Company by the Approved Competitor. If the Provider disputes any amount confirmed by the auditor of the relevant Recipient Group Company pursuant to the preceding sentence within fifteen days (15) of the receipt of the confirmation by the auditor, the Provider may refer such verification to the Expert in accordance with the provisions of Section 3.7. The Recipient shall procure that reasonable access is given to such auditor and/or the Expert to the relevant Recipient Group Company’s books, records and personnel to make its analysis. The amount of Approved Alternative Supplier Revenue calculated by the Expert shall be final and binding among the Parties.

EXECUTION VERSION

Section 3.7 Disputes and Deadlocks. In the event that a decision of the Quarterly Committee relating to amount of Minimum Revenue Thresholds, the Annual Revenues, the CRM Amount, the Adjustment Payment, whether a Service Contract should be treated as a QM Contract for the purposes of this Agreement or any figures required for the calculation of the foregoing, can not be reached due to a deadlock of votes or for the Quarterly Committee having failed to meet at least twice for lack of quorum, the dispute or matter shall be referred to the Director de Recursos Globales of the Recipient and the Chief Executive Officer of the Provider, who shall discuss and negotiate the matter and/or issue in good faith with a view to finding a resolution. If no resolution of the matter and/or issue has been reached within a period of 15 Business Days, the Recipient and the Provider shall appoint by mutual agreement a Partner of an auditing firm of well-known standing acting as an independent expert (the “Expert”). Failing agreement between the Parties on the appointment of the Expert within the period of 3 Business Days, commencing on the end of the aforementioned period of 15 Business Days, either Party may ask a reputable Public Notary qualified in England or Spain of its choice to appoint by lot an expert from a list provided by the parties. In order to form such list, each Party shall nominate two experts who shall be Partners of an international firm of accountants which is not otherwise precluded from acting in such capacity and shall be admitted to practice as auditors in the country where the dispute refers to or, if the dispute refers to several jurisdictions, in Spain. If the Provider and the Recipient are unable to agree on the terms of the appointment of the Expert within five Business Days of receipt of the engagement terms from the Expert, the terms of the Expert’s appointment proposed by the Expert shall apply. The Expert shall be instructed to submit his/her report on the matter and/or issues in dispute within 30 days from the date of referral. The Expert shall act as an expert and not as an arbitrator. The Expert will make his/her determination on the matter/issue referred to him/her in an objective, impartial manner based on inquiry, investigation and other procedures as the Expert, in his/her sole discretion, may deem necessary, but in all cases consistent with the terms of this Agreement. The Expert’s decision on the matter/issue shall be final and binding on the Parties. The costs of the Expert shall be borne by the Parties in such proportions as the Expert, in his sole discretion, determines (failing which, equally by the Parties).

The Parties agree that, if the Expert is required to determine the Annual Revenue for a Revenue Jurisdiction, in the event the Expert determines that the audited profit and loss account contained in the financial statements of a Provider Group Company is not correct, the Expert shall be entitled to amend such profit and loss account only for the purposes of the calculation of the relevant Annual Revenue for a Revenue Jurisdiction.

Section 3.8 Minimum Revenues and Adjustment Payment.

(a) In the event that the aggregate Annual Revenue for all Zones in any calendar year (including, if applicable, any Accumulated Carryforward Excess) is less than the aggregate Minimum Revenue Thresholds for all Zones in that calendar year, the Recipient shall be required to pay to the Provider (or, at the Provider’s option, its designee) in immediately available cleared funds to an account designated by the Provider at least five days prior to the payment due date, an amount which shall be calculated as set forth in Section 3.8(c) (the “Adjustment Payment”). For the purposes of calculating the Adjustment Payment, any amounts recorded in a currency other than the Euro shall be notionally converted into Euro using the average exchange rate for the relevant calendar year published by Bloomberg L.P. (or its successor). The Recipient shall pay to the Provider:

(i) the Adjustment Payment (less any amount of the Adjustment Payment which is disputed by the Recipient (if any)) by no later than 45 days after the end of the relevant calendar year to which such Adjustment Payment relates; and

EXECUTION VERSION

(ii) the disputed portion of the Adjustment Payment (if any) by no later than 45 days after the date when such disputed amount has been determined pursuant to Section 3.7.

(b) The Adjustment Payment shall be paid by the Recipient or a Recipient Group Company to the Provider (or, at the Provider’s option, its designee) in Euros.

(c) For the purposes of calculating the amount of the Adjustment Payment (if any) which may be due in respect of a calendar year the table set forth on Schedule 3, and the proviso set forth in Schedule 3 shall apply.

Section 3.9 Balancing AIR Amount Payment. As soon as reasonably practicable (but in any event no later than 30 days) following the determination of the Balancing AIR Amount, the Recipient shall, if the Balancing AIR Amount is positive, and the Provider shall, if the Balancing AIR Amount is negative, make payment of such Balancing AIR Amount to the other in immediately available cleared funds to an account designated by the other at least five days prior to the payment due date.

ARTICLE IV

SERVICE CONTRACTS

Section 4.1 The Recipient shall procure that, for a period of one year from the Effective Time, no Existing Service Contract is amended, varied or otherwise terminated except for: (a) any amendments, variations or terminations which the parties to the relevant Existing Service Contract are required to implement in accordance with the terms thereof, (b) the expiry, termination or modification of the relevant Existing Service Contract is provided for in the relevant Existing Service Contract, and (c) if the relevant Provider Group Company accepts such amendment, variation or modification.

ARTICLE V

PAYMENT TERMS

Section 5.1 In the event that the Weighted Average Term for settlement of outstanding invoices issued by Provider Group Companies to Recipient Group Companies pursuant to the Service Contracts exceeds [*****] from the date of invoice (as supported by reasonable evidence) (the “Delayed Invoice(s)”), the Provider shall have the right to notify the Recipient in writing of any such delay in settlement (the “Delay Notice”). If such delay in settlement has not been remedied by the first meeting of the Quarterly Committee next following the date of the Delay Notice, the senior management of the Recipient shall use their reasonable best efforts to assist with the payment of the relevant Delayed Invoice(s) by the relevant Recipient Group Companies.

EXECUTION VERSION

Section 5.2 For the avoidance of doubt, nothing in Section 5.1 shall have the effect of varying the payment terms set forth in the relevant Service Contracts which shall continue to apply in accordance with the terms of the relevant Service Contract and the assistance obligations contained in Section 5.1 shall be in addition to those contained in the relevant Service Contract(s). The Parties further acknowledge and agree that any disputed amounts which remain outstanding past their due date under the relevant Service Contract shall be taken into account for the purposes of calculating the Weighted Average Term.

ARTICLE VI

QUALITY METRICS AND CHANGE IN INDUSTRY

Section 6.1 Quality Metrics in QM Contracts.

(a) In the event that:

(i) at a meeting of the Quarterly Committee, the Recipient representative demonstrates (as supported by reasonable evidence of the Recipient Group Companies) that there has been sustained underperformance on the part a Provider Group Company which is party to a QM Contract relative to the share of expenditure (as revised from time to time) by the Recipient and its Affiliates on Alternative Suppliers under the contracts for the provision of Outsourcing Services which contain Required Quality Metrics; and

(ii) such under performance has not been reasonably remedied by the relevant Provider Group Company by the 75th day as from the date of the above Quarterly Committee meeting or from the date for which the meeting was convened but not held due to a lack of quorum, then the revenues which would have been generated by the relevant QM Contract affected by such failure if the Required Quality Metrics had been met during the period in which such underperformance subsists shall constitute “QM Excluded Revenue” for the purposes of calculating the Minimum Revenue Threshold pursuant to Section 3.1 and any Adjustment Payment. For the avoidance of doubt, the adjustments in respect of the QM Excluded Revenue shall continue to apply only until the earlier of: (A) such time as such failure has been remedied by the relevant Provider Group Company under the provisions of the QM Contract, and (B) the termination of the relevant QM Contract in accordance with its terms.

(b) In addition to the QM Contracts, the Quarterly Committee shall determine whether any Service Contract that is concluded after the Effective Time which contains Required Quality Metrics shall be treated as a QM Contract for the purposes of this Agreement and, accordingly, be subject to the provisions of Section 6.1 above. For the avoidance of doubt, if the Quarterly Committee is unable to agree on such determination, it shall be referred to the Expert for determination and the provisions of Section 3.7 shall apply mutatis mutandi to such determination.

EXECUTION VERSION

Section 6.2 Material Change in Industry. If after the fifth anniversary of the Effective Time, the nature of the provision of the Outsourced Services in the CRM industry has materially changed, then the Parties shall (upon written notice from either Party (the “Renegotiation Notice”)) use reasonable efforts to amend this Agreement to: (i) reflect such new material industry practices and (ii) preserve the same level of the Recipient’s (and or Recipient Group Companies’) profitability as is implied by the Agreement during the four quarters prior to the date of the Renegotiation Notice.

ARTICLE VII

RECIPROCITY

Section 7.1 Prior to any Provider Group Company entering into any binding agreement or arrangement with any Telecom Alternative Supplier:

(a) with respect to the renewal of, or expansion of the volume of the services provided under, a Telecom Services Contract; or

(b) which includes an expansion into activities that are complimentary or adjacent to the Telecom Services which a Recipient Group Company is providing to the relevant Provider Group Company at the relevant time ((a) and (b) together referred to as the “Preferred Telecom Services”), the Provider (for itself and on behalf of the relevant Provider Group Company) shall deliver written notice to the Recipient specifying in reasonable detail the material terms and/or specifications of the Preferred Telecom Services (including, without limitation, as to timing, pricing and the nature of the services) required by the relevant Provider Group Company (the “Telecom Notice”) and shall invite the Provider to discuss the opportunities for the provision of such Preferred Telecom Services.

Section 7.2 For a period of 30 days from the date of the Telecom Notice (the “Negotiation Period”) the Recipient and the Provider shall negotiate in good faith with a view to reaching a mutually acceptable agreement for the provision of the Preferred Telecom Services specified in the Telecom Notice. During the Negotiation Period the Provider shall not, and shall procure (save to the extent it is prohibited by law or binding regulation from doing so) that no Provider Group Company shall, directly or indirectly approach, discuss, negotiate with, or otherwise solicit any offers from any Person other than the Recipient for the provision of the Preferred Telecom Services specified in the Telecom Notice. For the avoidance of doubt, Provider Group Companies may, in response to an unsolicited request, offer or approach from any Telecom Alternative Supplier with respect to the provision of the Preferred Telecom Services, confirm to such Person that they are unable to entertain any such request, offer or approach for the duration of the Negotiation Period and such confirmation and any other inadvertent conversations related thereto shall not constitute a breach of the provisions of this ARTICLE VII. In the event that the Recipient and the Provider fail to reach an agreement for the provision of the Preferred Telecom Services specified in the Telecom Notice on or prior to the expiry of the Negotiation Period, the Provider (or the relevant Provider Group Company) may seek bids, tenders or offers for the provision of such Preferred Telecom Services from other Persons who are not a Recipient Group Company (each, a “Telecom Alternative Supplier”) pursuant to a valid Telecom Tender Process.

EXECUTION VERSION

Section 7.3 If the relevant Provider Group Company has not finally awarded the provision of the Preferred Telecom Services included in the Telecom Notice to the Telecom Alternative Supplier within 180 days from the date of finalization of the Telecom Tender Process, the relevant Provider Group Company shall be required to comply with the provisions of this ARTICLE VII again in order to procure the provision of any such Preferred Telecom Services.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means, the terms and the existence of this Agreement and, in relation to a Provider Group Company or a Recipient Group Company (as the case may be), any information disclosed by that party (the “Disclosing Party”) to a Recipient Group Company (where a Provider Group Company is the Disclosing Party) or to a Provider Group Company (where a Recipient Group Company is the Disclosing Party) (the recipient of the disclosure being referred to herein as the “Receiving Party”) pursuant to this Agreement relating to the business, finances, technology, customers or operations of the Disclosing Party. The Receiving Party will: (a) treat as confidential all Confidential Information of the Disclosing Party, (b) not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement, and (c) not disclose such Confidential Information to any third party. Each Party will use at least the same degree of care (and not less than a reasonable degree of care) it uses to prevent the disclosure of its own confidential information of like importance, to prevent the disclosure of the Disclosing Party’s Confidential Information including the execution of confidentiality agreements with its employees, agents, contractors and consultants having access to such Confidential Information. Each Receiving Party will promptly notify the Disclosing Party of any actual or suspected misuse or unauthorised disclosure of the Disclosing Party’s Confidential Information.

Section 8.2 Exceptions.

(a) Confidential Information excludes information that:

(i) was in the public domain at the time it was disclosed or subsequently comes into the public domain through no fault of the Receiving Party, its employees, agents or contractors;

(ii) was already known to the Receiving Party before receipt hereunder (as evidenced by its written records);

(iii) was independently developed by the Receiving Party or on its behalf without any use of the Confidential Information; or

(iv) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party; provided that such information was provided (A) under the circumstances of disclosure that the Receiving Party does not have a duty of non-disclosure owed to such third party, (B) to the Receiving Party’s

EXECUTION VERSION

knowledge, the Disclosing Party’s disclosure does not violate a duty of non-disclosure owed to another, including the Receiving Party, and (C) the disclosure by the third party is not otherwise unlawful.

(b) The Receiving Party may disclose Confidential Information of the Disclosing Party as may be required by applicable Law, regulation or order of a competent authority to be disclosed by the Receiving Party, or as reasonably required to be disclosed to a professional adviser of the Receiving Party, provided that, to the extent practicable and legally permissible in the circumstances, the Receiving Party shall provide the Disclosing Party with prompt prior written notice of the intended disclosure and a reasonable opportunity to challenge the same. The Receiving Party shall use its reasonable endeavours to procure that any competent authority by whom disclosure is required or to whom disclosure is made undertakes: (i) to consult with the Disclosing Party in connection with any application or request for disclosure made to the competent authority by a third party pursuant to any freedom of information legislation, and (ii) to inform the Disclosing Party of the information to be disclosed prior to any such disclosure.

(c) The exceptions to Confidential Information set forth in Section 8.2(a) shall not apply to personally identifiable information accessed and/or held by any Party, unless the Receiving Party can establish, by documentary evidence, that it lawfully received the same personally identifiable information independently from (i) the owner of such personally identifiable information, (ii) a Person to whom such personally identifiable information relates or (iii) a party with the legal authority to provide such personally identifiable information to the Receiving Party on behalf of such Person. As between the Receiving Party and the Disclosing Party, the Receiving Party shall bear all responsibility and liability for the Receiving Party’s disclosure and all other uses of the personally identifiable information which the Receiving Party receives (except to the extent that the Receiving Party is acting with respect to such personally identifiable information, in accordance with the express directions of the Disclosing Party, in which case the Receiving Party’s responsibility and liability shall be determined in accordance with the other provisions of this Agreement). To the extent that the Receiving Party becomes aware of any non-permitted transmittal or disclosure of Confidential Information, the Receiving Party shall use reasonable endeavours to promptly notify the Disclosing Party of such non-permitted transmittal or disclosure of Confidential Information.

(d) Nothing in this Agreement shall be construed to limit or prohibit the Receiving Party from independently creating or developing (or having created or developed for it), or from acquiring from third parties, any information, products, concepts, systems, or techniques that are similar to or compete with the information, products, concepts, systems, or techniques contemplated by or embodied in the Disclosing Party’s Confidential Information; provided that (in connection with such creation, development, or acquisition) the Receiving Party does not violate any of its obligations under this Agreement. Notwithstanding the foregoing in this subsection (d), the Receiving Party shall not, nor assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the Disclosing Party’s Confidential Information.

EXECUTION VERSION

(e) Each of the Parties shall be permitted to disclose the existence and terms of this Agreement and the Service Contracts to which it or any of its Affiliates is either providing or receiving Outsourced Services in connection with a potential acquisition, disposition, financing or other strategic transaction involving the business or assets to which this Agreement relates; provided that such disclosure is (i) made solely to those persons having a reasonable need to know such information, and only to the extent reasonably necessary, for evaluation of such potential transaction, (ii) with respect to financial terms or commercially sensitive information, not to a direct competitor of the other Party and excluding the amount any fees paid to any third party supplier, and (iii) subject to a written confidentiality agreement executed by the Person to whom, or on whose behalf, such information is disclosed and on terms and conditions no less protective of the confidentiality of such information than those contained herein (for purposes of this Section 8.2(e) a confidentiality term of at least two (2) years is sufficient). For the avoidance of doubt, the foregoing in this Section 8.2(e) shall be subject to the terms and conditions of any agreement between the Disclosing Party and any third party who disclosed the applicable confidential information to such Disclosing Party.

Section 8.3 Additional Responsibilities.

(a) Each Party will inform its employees, agents, sub-contractors and consultants having access to Confidential Information of the other Party of the confidentiality provisions hereof, and will diligently enforce such provisions, and will be responsible for actions of such employees, agents, sub-contractors and consultants in this respect.

(b) All Confidential Information transmitted or disclosed hereunder will be and remain the property of the Disclosing Party, and the Receiving Party shall (at the Disclosing Party’s election) promptly destroy or return to the Disclosing Party, as directed by the Disclosing Party, any and all copies thereof upon termination or expiration of this Agreement and/or the applicable Service Contract; except, that (i) the Receiving Party may elect to destroy rather than return copies of the Disclosing Party’s Confidential Information that are commingled or otherwise intertwined with other information not owned by the Disclosing Party and not readily separable from such other information and (ii) the Receiving Party is not obligated to return or destroy copies of Confidential Information that are required to be maintained by applicable Law or regulation or such Party’s business management policies, or that are unreasonably burdensome to separate out from other information for purposes of return or destruction (such as copies thereof commingled with other information in electronic mail archives); provided that, for avoidance of doubt, the Receiving Party is excused by this Section 8.3(b)(ii) only for so long as the applicable exception to return or destruction under this Section 8.3(b)(ii) applies, and any such Confidential Information that is maintained by the Disclosing Party otherwise remains subject to the terms and conditions of this Section 8. Upon the request of the Disclosing Party, the Receiving Party shall certify any such destruction in writing.

ARTICLE IX

PUBLIC ANNOUNCEMENTS

Section 9.1 Public Announcements. Neither Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement, or cause any such announcement to be made or issued, without the prior written consent of the Provider and the Recipient (except where such announcement is required by applicable Law, regulation or order of a competent authority, in which case the provisions of Section 8.2 shall apply mutatis mutandi).

EXECUTION VERSION

ARTICLE X

WARRANTIES

Section 10.1 Warranties. Each of the Parties represents and warrants that:

(a) it has full power and authority to enter into, deliver and perform its obligations under this Agreement and to execute, deliver and perform its obligations under all other documents to be executed by it pursuant to or in connection with this Agreement;

(b) the obligations of such Party under this Agreement will, when executed, constitute valid and binding obligations of such Party in accordance with its terms;

(c) the execution and delivery of, and the performance by such Party of its obligations under this Agreement and all other documents to be executed by it pursuant to or in connection with this Agreement will not:

(i) conflict with or result in a breach of any provision of the constitutional documents of any such Party; or

(ii) conflict with or result in a breach of any Law or regulation, or of any order, injunction, judgment or decree of any court, that applies to such Party.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement shall continue in full force and effect until 31 December, 2021 (the “Term”).

Section 11.2 Change of Control. In the event of a Change of Control of the Provider occurring as a result of a sale of the Provider to a Telefónica Competitor, the Recipient may immediately terminate this Agreement by written notice to the Provider.

Section 11.3 Consequences of Termination.

(a) In the event that this Agreement or any Service Contract(s) is or are terminated for any reason, the Provider and the Recipient shall each return to the other or otherwise dispose of as directed by the other or its duly authorised representative any and all materials, property, books and records belonging to or relating to the other, its Affiliates, clients or customers (as the case may be) relating to the terminated agreement including without limitation all Confidential Information, and all copies of the same, then in its possession, custody or control, and shall each procure that their respective Affiliates do likewise.

EXECUTION VERSION

(b) The expiry or termination of this Agreement for any reason shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either Party at the effective date of termination.

(c) For the avoidance of doubt, the termination of this Agreement pursuant to Section 11.1 or Section 11.2 or for any other reason as provided by Law shall not automatically result in a termination of any of the Service Contracts except as may otherwise be set forth therein.

Section 11.4 Survival. Provisions of this Agreement which are either expressed to survive its expiry or termination or from their nature or context it is contemplated that they are to survive such termination, shall remain in full force and effect notwithstanding such expiry or termination.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Assignment and Sub-contracting. This Agreement shall be binding upon and enforceable by the Parties and their respective successors. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any Party hereto under this Agreement shall be assigned, transferred, novated, sub-contracted, sub-licensed or otherwise transferred in any way, in whole or in part, by any Party without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), provided that the Provider may transfer, pledge or otherwise dispose of (i) any or all of its rights, interest and obligations under this Agreement to its Affiliates or to its finance providers by way of security for a financing or (ii) the whole of its rights, interest and obligations under this Agreement to any future purchaser of all or substantially all of the Provider Group Companies or their businesses or assets, other than any Telefonica Competitors. It shall be deemed to constitute a sale of substantially all of the Provider Group Companies for this purpose if the Provider Group Companies in Brazil and Mexico or their businesses or assets are sold to a purchaser who is not a Telefonica Competitor, but only on condition that the provisions of this Agreement with respect to any Revenue Jurisdiction that is not sold pursuant thereto (including all obligations relating to the Provider preference in ARTICLE II, the Minimum Revenue Thresholds and the Adjustment Payments) shall cease to apply). Any assignment or transfer in violation of the foregoing provisions shall be void.

Section 12.2 Third Parties.

(a) Subject to the following sentence, no Person who is not a party to this Agreement shall acquire any rights under it or be entitled to benefit from any of its terms even if that person has relied on any such term or has indicated to any party to this Agreement its assent to any such term.

(b) Subject to the remaining terms of this Agreement, the Affiliates of the Provider and the Recipient who actually provide and receive the Outsourced Services under the Service Contracts may enforce, and accordingly shall have the benefit of, all of the terms in this Agreement which confer rights on such Affiliate.

EXECUTION VERSION

(c) The Provider and the Recipient may by agreement terminate, rescind or vary the terms of this Agreement (including this Section 12.2) at any time and in any way without the prior consent of or notice to the Affiliates of the Provider and the Recipient who actually provide and receive the Outsourced Services under the Service Contracts.

Section 12.3 Relationship of the Parties. Neither Party is an agent, employee, or representative of the other Party and neither Party has any authority to bind the other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party unless provided for in a Service Contract or agreed to in writing, and neither Party shall hold itself out as having authority to do the same. Each Party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 12.4 Governing Law and Jurisdiction.

(a) This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the Spanish Common Law.

(b) All Disputes arising out of or in connection with this Agreement (including a Dispute relating to any non-contractual obligation arising out of or in connection with this Agreement or the transactions contemplated hereby (or the negotiation hereof)) shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this Section 12.4. The Parties irrevocably waive their right to have any Dispute determined in any other forum.

(c) There shall be three arbitrators, and the Parties agree that one arbitrator shall be nominated by the Provider and one arbitrator shall be nominated by the Recipient for confirmation by the ICC Court in accordance with the ICC Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within 14 calendar days of the appointment of the second arbitrator, or in default of such agreement, appointed by the ICC Court. All the arbitrators shall be fluent in English.

(d) The seat of the arbitration shall be Paris. The language of the arbitration will be English. The award shall be final and binding and may be entered and enforced in any court having jurisdiction.

Section 12.5 Entire Agreement. This Agreement , the Service Contracts and the SPA constitute the entire agreement between the Parties regarding its subject matter and supersedes and replaces any and all prior agreements, understandings or arrangements between the Parties, whether oral or in writing, with respect to the same. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in

EXECUTION VERSION

negotiations between the Parties prior to this Agreement except as expressly stated in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other upon which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently) and that Party’s only remedies shall be for breach of contract as provided in this Agreement.

Section 12.6 Notices. Except as expressly stated herein to the contrary, all notices, requests, claims, consents, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given if delivered personally, or sent by courier (providing proof of delivery), by facsimile or by e-mail to the other Party at the following addresses (or such other address as either Party may notify to the other for this purpose from time to time):

If to the Provider or its Affiliates:

Address:	BC Luxco 1
9A, rue Gabriel Lippmann
L-5365 Munsbach
Luxembourg
Attention:	Ailbhe Jennings
Facsimile:	+352 2678 6264
E-mail:	ajennings@baincapital.lu

with a copy (which shall not constitute notice) to:

Address:	Bain Capital
Devonshire House
Mayfair Place
London
W1J 8AJ
United Kingdom
Attention:	Melissa Bethell
Facsimile:	+44 20 7514 5250
E-mail:	MBethell@baincapital.com

with a copy (which shall not constitute notice) to:

Address:	Kirkland & Ellis International LLP
30 St. Mary Axe
London
EC3A 8AF
United Kingdom
Attention:	Christopher Field
Facsimile:	+44 20 7469 2001
E-mail:	cfield@kirkland.com

EXECUTION VERSION

If to the Recipient or its Affiliates:

Address:	Telefónica S.A.
Distrito Telefónica S.A.
Edificio Este 3 Plta.2, Ronda de la Comunicación, s/n
28050 Madrid (Madrid)
España / Spain
Attention:	Director de Recursos Globales
Facsimile:	+ 34 91 727 14 05
E-mail:	alberto.horcajoaguirre@telefonica.com

with a copy (which shall not constitute notice) to:

Address:	Telefónica S.A.
Distrito Telefónica S.A.
Edificio Este 3 Plta.2, Ronda de la Comunicación, s/n
28050 Madrid (Madrid)
España / Spain
Attention:	Secretario General
Facsimile:	+ 34 91 727 14 05
E-mail:	secretaria.general@telefonica.com

If to Director de Recursos Globales for the purposes of delivery of the written notice of the commencement of the Telecom Tender Process to:

Address:	Telefónica S.A.
Distrito Telefónica S.A.
Edificio Este 3 Plta.2, Ronda de la Comunicación, s/n
28050 Madrid (Madrid)
España / Spain
Attention:	Alberto Horcajoaguirre
Facsimile:	+ 34 91 727 14 05
E-mail:	alberto.horcajoaguirre@telefonica.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., local time in the city of receipt, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.7 Severability. If any term of this Agreement is found to be invalid, illegal or unenforceable under any applicable Law, such term shall, insofar as it is severable from the remaining terms, be deemed omitted from this Agreement and shall in no way affect the legality, validity or enforceability of the remaining terms.

EXECUTION VERSION

Section 12.8 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c) This Agreement may be executed in any number of counterparts. Each counterpart constitutes an original, and all the counterparts together constitute one and the same instrument. The Parties expressly agree to the validity of the execution and delivery of this Agreement by electronic signature by each Party’s duly authorised representative which may be electronically exchanged (via telefax, e-mail or otherwise) facsimile or portable document format (“pdf”). Such facsimile or pdf copies shall constitute enforceable original documents for all purposes. The Recipient and the Provider undertake to raise this Agreement into public deed status before a Spanish Notary Public within one month from the date of execution hereof.

(d) Each Party shall, from time to time at his own cost, on being required to do so by the Provider or the Recipient, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents (in a form reasonably satisfactory to the Party requiring such act) as the Party requiring such act may reasonably consider necessary to secure to that Party the full benefit of the rights, powers and remedies conferred on it by this Agreement.

(e) This Agreement may not be amended, modified or waived except by a writing signed by an authorised signatory of each Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any waiver by any Party of any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

EXECUTION VERSION

Section 12.9 Gross Up. Any Adjustment Payment payable by the Recipient or any Recipient Group Company to the Provider under this Agreement shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding, unless the deduction or withholding is required by Law, in which event the Recipient or any Recipient Group Company (as applicable) shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the recipient of the payment will equal the full amount that would have been received by it if no such deduction or withholding had been required, provided that such payment is made to a company which is tax resident in Spain, Mexico, Brazil or Luxembourg. The provisions of this Section 12.9 shall not apply in the event that the recipient of the applicable Adjustment Payment is tax resident in any other jurisdiction.

Section 12.10 Costs and Expenses. Each Party shall bear its own costs and expenses in relation to the negotiations, preparation, execution and carrying into effect of this Agreement.

Section 12.11 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 12.12 Definitions. For purposes of this Agreement, where applicable and unless otherwise expressed here, capitalised terms shall have the same meaning as in the SPA.

(a) “2012 Penalty Percentage” means the percentage that the aggregate amount of all Penalties levied on the Provider Group Companies pursuant to the terms of the Service Contracts during, or in respect of, the 2012 calendar year represent of the total revenues generated in that calendar year.

(b) “Accumulated Carryforward Excess” means, in each calendar year, the aggregate amount of the Carryforward Excess of that and any previous calendar years less any and all such Carryforward Excess that has previously been added to, or otherwise accounted for in, the Annual Revenues in any calendar year for the purposes of calculating the Adjustment Payment in the previous years (without double counting).

(c) “Actual AIR Amount” means the amount of the Adjustment Payment which would have been due from the Recipient pursuant to Section 3.8 if calculated by reference to the actual Adjusted Inflation Rate and the actual CPI (as applicable) for the relevant calendar year to which the Adjustment Payment relates.

(d) “Adjusted Inflation Rate” means, with respect to Zone 1, the composite percentage rate (provided that such composite percentage rate shall not, in any event, exceed 12%) calculated (i) as to 70% of such composite percentage rate, by reference to the percentage rate for wage inflation for the relevant calendar year recorded in the then current annual salary increase agreement with two largest trade unions of the Provider Group in Brazil at the relevant time (by number of employees covered) and (ii) as to 30% of such composite percentage rate, by reference to the Broad National Consumer Price Index (IPCA) in Brazil, as determined from time to time by the Central Bank of Brazil (Banco Central do Brasil).

EXECUTION VERSION

(e) “Adjustment Payment” has the meaning set forth in Section 3.8.

(f) “Affiliate” or “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person from and after the Effective Time, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(g) “Agreement” means this mater services agreement.

(h) “Alternative Supplier” means any Person who is not a Provider Group Company and who provides Outsourced Services to a Recipient Group Company.

(i) “Annual Revenue” has the meaning set forth in Section 3.1.

(j) “Approved Competitor” means any Alternative Supplier who has, during the period of two years prior to the date of the commencement of the Tender Process, provided Outsourced Services to the relevant Recipient Group Company.

(k) “Approved Alternative Supplier Revenue” has the meaning set forth in Section 3.6;

(l) “Balancing AIR Amount” means the amount (if any) equal to the difference between (a) the Actual AIR Amount and (b) the Estimated AIR Amount. For the avoidance of doubt, if the Estimated AIR Amount exceeds the Actual AIR Amount, the Balancing AIR Amount shall be expressed as a negative amount.

(m) “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in London, England and Madrid, Spain are authorized or obligated by law or executive order to close.

(n) “Calculation Notice” has the meaning set forth in Section 3.3.

(o) “Carryforward Excess” means a sum which is equal to the 50% of the amount by which the aggregate Annual Revenues for all Zones in a calendar year exceeds the aggregate Minimum Revenue Thresholds for all Zones in that calendar year.

(p) “Cessation Year” means the calendar year in which the operations of the Provider Group Companies or the Recipient Group Companies in the relevant Revenue Jurisdiction cease.

(q) “Change of Control” means any Person (or group of Persons acting in concert) acquiring control of that Person or control of any parent undertaking of that Person (being a Person or group of Persons who did not previously have control of that Person or of any parent undertaking of that Person) and, for this purpose “control” or “controlled” means (in relation to a Person) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities in that or any other Person, by contract or otherwise.

EXECUTION VERSION

(r) “Confidential Information” has the meaning set forth in Section 8.1.

(s) “CPI” means the relevant consumer price index (or its successor) for each relevant Revenue Jurisdiction as set forth in Schedule 5, [*****]

(t) “CRM” means (i) customer interaction in different channels, including, among others, in store, telephone, e-mail, messaging, webchat and social networks, for marketing, support and general engagement purposes at own or client’s premises; (ii) fulfillment of any associated processing activities; (iii) design, execution and analysis for surveys and similar data gathering tasks on behalf of Recipient Group Companies; (iv) design, set up and operation of customer relationship management infrastructure and related technical activities for the provisions of the services referred to in (i) to (iii) above.

(u) “CRM Amount” means, with respect to each calendar year, 85 per cent. of the aggregate amount of expenditure awarded to suppliers by all of the Recipient Group Companies with respect to the services of the sort which generate Annual Revenue in the relevant calendar year, as extracted from the Recipient Group Companies’ purchasing systems. The CMR Amount for the 2011 calendar year was [*****] and the Parties shall use the same methodology as was used in calculating the CRM Amount for the 2011 calendar year in determining the CRM Amount for the 2012 calendar year and for each subsequent calendar year thereafter.

(v) “Delayed Invoice” has the meaning set forth in Section 5.1.

(w) “Delay Notice” has the meaning set forth in Section 5.1.

(x) “Disclosing Party” has the meaning set forth in Section 8.1.

(y) “Dispute” means all disputes, disagreements, conflicts, controversies or issues.

(z) “Effective Time” means the time at which the Closing Purchase Price has been paid in accordance with Section 5.3 of the SPA.

(aa) “Estimated Adjusted Inflation Rate” means the Adjusted Inflation Rate estimated in good faith by the Quarterly Committee in accordance with Section 3.4.

(bb) “Estimated AIR Amount” means the amount of the Adjustment Payment actually paid by the Recipient pursuant to Section 3.8 (which was calculated by reference to the Estimated Adjusted Inflation Rate and the Estimated CPI rather than the actual Adjusted Inflation Rate and the actual CPI (as applicable)).

(cc) “Estimated CPI” means the CPI estimated in good faith by the Quarterly Committee in accordance with Section 3.4.

EXECUTION VERSION

(dd) “Existing Master Agreement” has the meaning set forth in the Recital.

(ee) “Existing Service Contract” means any Service Contract executed and in force as of the Effective Time in accordance with the Existing Master Agreement.

(ff) “Expert” has the meaning set forth in Section 3.7.

(gg) “Extended Service Contract(s)” has the meaning set forth in Section 3.2(i).

(hh) “Future Service Contracts” means any contract related to any Outsourced Services other than Existing Service Contracts.

(ii) “Governmental or Regulatory Authority” means any supranational or national court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality or other political subdivision thereof.

(jj) “ICC Rules” has the meaning set forth in Section 12.4(b).

(kk) “IPO” means any public offering or sale of shares, or of other instruments pursuant to a listing on an nationally recognized stock exchange. For these purposes “public offering” has the meaning set forth in the relevant jurisdiction where the offering or sale of shares or of instruments is made.

(ll) “Law” means all laws, statutes, rules, regulations and other pronouncements having the effect of law of any country, state, province, city or other political subdivision thereof or of any Governmental or Regulatory Authority.

(mm) “Minimum Revenue Threshold” has the meaning set forth in Section 3.1.

(nn) “Negotiation Period” has the meaning set forth in Section 2.2 or Section 7.2, as the case may be.

(oo) “Outsourced Services” means any outsourcing arrangements or services in the CRM sector.

(pp) “Outsourcing Notice” has the meaning set forth in Section 2.1.

(qq) “Party” has the meaning set forth in the Recital.

(rr) “Penalties” has the meaning set forth in Section 3.2(k).

(ss) “Person” means any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality.

EXECUTION VERSION

(tt) “Preferred Services” has the meaning set forth in Section 2.1(b).

(uu) “Preferred Telecom Services” has the meaning set forth in Section 7.1.

(vv) “Provider Group Companies” means the Provider and its Affiliates from time to time.

(ww) “QM Excluded Revenue” has the meaning set forth in Section 6.1.

(xx) “QM Contracts” means the agreement for the supply of multichannel call center services entered into between Atento Colombia, S.A. (as supplier) and Telefónica Móviles Colombia, S.A. (as client) dated 24 May 2012 and those future Service Contracts which the Quarterly Committee determines qualify as QM Contracts pursuant to Section 6.1(b).

(yy) “Quarterly Committee” has the meaning set forth in Section 3.4.

(zz) “Receiving Party” has the meaning set forth in Section 8.1.

(aaa) “Recipient Group Companies” means the Recipient and its Affiliates in the Revenue Jurisdictions from time to time.

(bbb) “Recipient Group Company Excluded Revenue” means, with respect to (i) the relevant months of a Cessation Year in which the relevant Provider Group Company ceases to operate in a relevant Revenue Jurisdiction as a result of a Sale, the pro rata portion of the Annual Revenue generated by that Provider Group Company under the relevant Extended Service Contract(s) for the Cessation Year which is attributable to those months in that Revenue Jurisdiction, and (ii) each calendar year following the Cessation Year, the amount set forth in Schedule 2 as adjusted for the relevant year in relation to such Revenue Jurisdiction.

(ccc) “Released Claims” has the meaning set forth in Section 1.2(a).

(ddd) “Released Parties” has the meaning set forth in Section 1.2(a).

(eee) “Relevant Year Penalty Percentage” has the meaning given to it in Section 3.2(k).

(fff) “Renegotiation Notice” has the meaning given to it in Section 6.2.

(ggg) “Required Quality Metrics” means the quality metrics contained in a Service Contract where the expenditure awarded to the Provider Group Company relative to Alternative Suppliers is subject to adjustment directly as a result of the level of compliance by the Provider Group Company with the quantitative service level criteria specified in the Service Contract (and shall also mean the same quality metrics included in a contract for Outsourcing Services with an Alternative Supplier).

(hhh) “revenue” means revenue net of applicable Taxes.

EXECUTION VERSION

(iii) “Revenue Jurisdiction” means each country or jurisdiction included in the Zones.

(jjj) “Sale” has the meaning set forth in Section 3.2(i).

(kkk) “Service Contracts” means the contracts for the provision of certain outsourcing arrangements or services in the CRM sector entered into between certain Recipient Group Companies and the Provider Group Companies as set forth on Schedule 1 hereto (as amended and updated from time to time).

(lll) “SPA” has the meaning set forth in the Recital.

(mmm) “Taxes” or “Taxation” means all forms of direct or indirect taxation in any jurisdiction and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, value added, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person and all related penalties, charges, surcharges, fines, costs and interest relating thereto.

(nnn) “Telecom Alternative Supplier” means any Person who is not a Recipient Group Company and who provides Telecom Services to a Provider Group Company.

(ooo) “Telecom Notice” has the meaning set forth in Section 7.1.

(ppp) “Telecom Services” means the businesses of providing (i) mobile telephony (whether as owner or virtual network operator), (ii) fixed telephony, (iii) broadband access or (iv) pay-tv services.

(qqq) “Telecom Services Contract” means a contract for the provision of Telecom Services by a Recipient Group Company against payment to the Recipient Group Company of a fee for the provision of such services to an agreed service level.

(rrr) “Telecom Tender Process” means any bid, tender or offer process conducted by a Provider Group Company for the provision of Telecom Services in a Revenue Jurisdiction. Any such Telecom Tender Process shall be valid only if: (A) a Recipient Group Company is invited to participate in the Telecom Tender Process, (B) all material information regarding that Telecom Tender Process which is provided to the Telecom Alternative Suppliers who are invited to participate in the Telecom Tender Process is also provided to the Recipient Group Company in a timely manner and (C) a copy of the written notice of the commencement of the Telecom Tender Process is delivered to Director de Recursos Globales at the same time as the Recipient Group Company is invited to participate in the Telecom Tender Process. For the avoidance of doubt, the Recipient shall have the burden of proving whether or not a Telecom Tender Process was valid for the purposes of this Agreement.

EXECUTION VERSION

(sss) “Telefónica Competitor” means: (i) for the purposes of Section 3.2(l), Section 11.2 and Section 12.1 only, any Person who, at the relevant time, has or is an Affiliate of a Person who has at least a 10% share of the market for the provision of any of the businesses included in the definition of Telecom Services by revenue in any of the Recipient’s primary jurisdictions of operation (which for this purpose, means those jurisdictions where the Recipient or any of its Affiliates generated EUR 100,000,000 or more of revenue in the previous financial year), and (ii) for all other purposes, any Person whose principal business in the relevant Revenue Jurisdiction is Telecom Services and which directly competes with the principal business of the relevant Recipient Group Company in that jurisdiction.

(ttt) “Tender Process” means any bid, tender or offer process conducted by a Recipient Group Company for the provision of Outsourced Services in a Revenue Jurisdiction. Any such Tender Process shall be valid for purposes of this Agreement only if: (A) a Provider Group Company is invited to participate in that Tender Process, (B) all material information regarding that Tender Process which is provided to the Alternative Suppliers who are invited to participate in the Tender Process is also provided to the Provider Group Company in a timely manner and (C) a copy of the written notice of the commencement of the Tender Process is delivered to the Provider pursuant to Section 12.6 at the same time as the Provider Group Company is invited to participate in the Tender Process. For the avoidance of doubt, the Provider shall have the burden of proving whether or not a Tender Process was valid for the purposes of this Agreement.

(uuu) “[*****] Contract” shall mean the agreement entered into by [*****] and the relevant Provider Group Company in Brazil as amended from time to time that governs the provision of Outsourced Services by such Provider Group Companies in Brazil to [*****] in such country; provided that if several agreements meet such criteria, “[*****] Contract” shall be the agreement that generates the highest amount of revenues to Provider Group Companies in Brazil.

(vvv) “Weighted Average Term” means the term equal to the product of (i) the amount outstanding under each invoice which has not been paid in full by the relevant payment deadline set forth in the relevant Service Contract, and (ii) the number of days for which such invoice remains overdue, divided by the aggregate amount of all such invoices which remain outstanding, in each case, as at the relevant calculation date.

(www) “Zone 1” means Brazil.

(xxx) “Zone 2” means Chile, Colombia, El Salvador, Guatemala, Mexico, Panama, Peru, Puerto Rico, United States of America and Uruguay.

(yyy) “Zone 3” means the Czech Republic, France, Morocco, Spain and any other country in which:

(i) any Provider Group Company has substantive presence in the CRM services sector; and

(ii) any Affiliate of the Recipient has substantive presence in the telecommunications sector; and

EXECUTION VERSION

(iii) such Provider Group Company and such Recipient’s Affiliate enter into a contract for the provision of Outsourced Services by the Provider Group Company to such Recipient’s Affiliate.

(zzz) “Zones” means together Zone 1, Zone 2 and Zone 3, except for Argentina and Venezuela.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf on the day and year first above written.

BC LUXCO 1 S.A.

By:	/s/ ANTONIO SANTIAGO PÉREZ
Name:	ANTONIO SANTIAGO PÉREZ
Title:	ATTORNEY

TELEFÓNICA, S.A.

By:	/s/ MANUEL CRESPO
Name:	MANUEL CRESPO
Title:	GENERAL ATTORNEY

[Signature Page – Master Services Agreement]

[*****]

EXECUTION VERSION

SCHEDULE 2

2012 Minimum Revenue Threshold

Schedule - 2 / 2012
		A	B	C = A + B	D	E = C + D
ZONE 1	Stated in Local Currency thousands	Gross Revenue 2012	Interco	Annual Revenue 2012	Pro rata	Annual Revenue 2012
Brasil	Reais	[*****]	[*****]	[*****]	[*****]	[*****]

ZONE 2	Stated in Local Currency thousands	Gross Revenue 2012	Interco	Annual Revenue 2012	Pro rata	Annual Revenue 2012
Chile	Chilean Pesos	[*****]	[*****]	[*****]	[*****]	[*****]
Peru	Sol	[*****]	[*****]	[*****]	[*****]	[*****]
Colombia	Colombian Peso	[*****]	[*****]	[*****]	[*****]	[*****]
Mexico	Mexican Peso	[*****]	[*****]	[*****]	[*****]	[*****]
Guatemala	Quetzal	[*****]	[*****]	[*****]	[*****]	[*****]
El Salvador	Colón	[*****]	[*****]	[*****]	[*****]	[*****]
Panamá	Balboa	[*****]	[*****]	[*****]	[*****]	[*****]
Puerto Rico	US Dollars	[*****]	[*****]	[*****]	[*****]	[*****]

ZONE 3	Stated in Euro thousands	Gross Revenue 2012		Annual Revenue 2012	Pro rata	Annual Revenue 2012
Spain	Euro	[*****]	[*****]	[*****]	[*****]	[*****]
R. Checa	Euro	[*****]	[*****]	[*****]	[*****]	[*****]
Morocco	Euro	[*****]	[*****]	[*****]	[*****]	[*****]

EXECUTION VERSION

SCHEDULE 3

Adjustment Payment

The amount of the Adjustment Payment in a calendar year shall be calculated using the series of bands set out in the table below:-

For each calendar year 2013 to 2015 (inclusive);

•	With respect to the first 5% of the shortfall between the aggregate Minimum Revenue Threshold for all Zones and the aggregate Annual Revenue for all Zones, expressed as a percentage (the “Revenue Shortfall”), the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below; and

•	With respect to the Revenue Shortfall above 5% but below (or at) 10%, the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below; and

•	With respect to the Revenue Shortfall above 10%, the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below.

For each calendar year 2016 to the year of termination of the Agreement (inclusive):

•	With respect to the first 5% of the Revenue Shortfall, the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below; and

•	With respect to the Revenue Shortfall above 5% but below (or at) 10%, the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below; and

•	With respect to the Revenue Shortfall above 10% but below (or at) 15%, the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below; and

•	With respect to the Revenue Shortfall above 15%, the Adjustment Payment shall be calculated by reference to the formula set out opposite that shortfall percentage in the table below.

Calendar Year	Revenue Shortfall Percentage	Applicable Adjustment Payment Formula for each band of Adjustment Payment

Each calendar year 2013 to 2015 (inclusive)	≤5%	Amount equal to the product of (1) the difference between the aggregate Minimum Revenue Thresholds for all Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] (subject to the proviso in this Schedule 3)

	>5 - ≤ 10%	Amount equal to the product of (l) the difference between the aggregate Minimum Revenue Thresholds for all Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] (subject to the proviso in this Schedule 3)

EXECUTION VERSION

	> 10%	Amount equal to the product of (1) the difference between the aggregate Minimum Revenue Thresholds for all Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] (subject to the proviso in this Schedule 3)

Each calendar year 2016 to the year of termination of the Agreement (inclusive)	≤5%	Amount equal to the product of (1) the difference between the aggregate Minimum Revenue Thresholds for all Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] subject to the proviso in this Schedule 3)
	>5 -≤10%	Amount equal to the product of (1) the difference between the aggregate Minimum Revenue Thresholds for all Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] (subject to the proviso in this Schedule 3)
	>10-≤15%	Amount equal to the product of (1) the difference between the aggregate Minimum Revenue Thresholds for all Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] (subiect to the proviso in this Schedule 3)
	> 15%	Amount equal to the product of (I) the difference between the aggregate Minimum Revenue Thresholds for al) Zones and the aggregate Annual Revenue for all Zones, and (2) [*****] (subiect to the proviso in this Schedule 3)

Proviso:

(a)	No Adjustment Payment shall be due if the aggregate Annual Revenue In a relevant calendar year is equal to or higher than the Minimum Revenue Threshold for that calendar year.

(b)	If, following any notional reallocation of the Annual Revenues pursuant to Section 3.2(a) hereof (but, for this purpose, without taking into account any notional reallocation of Accumulated Carryforward Excess that is permitted by Section 3.2(a)), the Annual Revenue in respect of a relevant Revenue Jurisdiction within a Zone for a relevant calendar year is less than 70% of the Annual Revenue in respect of that Revenue Jurisdiction in the immediately preceding calendar year (the “Affected Jurisdiction”) then:

(i)	the Accumulated Carryforward Excess may not be used for the notional reallocation to the Affected Jurisdiction; and

(ii)	In calculating the Adjustment Payment the difference between the Minimum Revenue Threshold and the Annual Revenue shall be determined for the Affected Jurisdiction but in so doing the percentage multiplier set forth in the. definition of the Adjustment Payment in this Schedule 3 above in respect of the Affected Jurisdiction only shall be [*****] and

(iii)	the Adjustment Payment shall then be determined by applying the general rules set forth in the table above to the Revenue Shortfall for all of the Revenue Jurisdictions excluding the Affected Jurisdiction (including, for the avoidance of doubt, applying any notional reallocation of Accumulated Carryforward Excess) and then adding the resultant figure to the figure calculated pursuant to (ii) above, in each case without double counting.

A worked example of the application of this proviso is set forth in Schedule 4 for illustration purposes only.

AMENDMENT AGREEMENT No.l

This AMENDMENT AGREEMENT No.l (this “Amendment Agreement”), dated 16 May, 2014, is entered into by and between ATENTO LUXCO 1 (formerly BC Luxco 1), a société anonyme organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 9a, rue Gabriel Lippmann, L-5365 Munsbach, registered with the Luxembourg trade and companies register under number B 170 329 (the “Provider”) and TELEFÓNICA S.A., a company duly incorporated and in existence in accordance with the laws of the Kingdom of Spain, with Spanish Tax Identification Number (GIF) A-28.015.865 and registered office in Calle Gran Via, n° 28, Madrid,

(the “Recipient” and together with the Provider, the “Parties”).

WHEREAS, pursuant to the terms of the sale and purchase agreement dated 11 October, 2012, as amended from time to time (the “SPA”), the Provider, among other parties, has acquired the Assets (as such term is defined in the SPA) and certain of the subsidiaries of Compañía de Inversiones y Teleservicios, S.A. (formerly Atento Inversiones y Teleservicios, S.A.) (the “Seller”), whose main activity consists of rendering outsourcing customer and business process outsourcing services (the “Transaction”).

WHEREAS, as part of the Transaction: (a) the Provider and the Recipient entered into a master services agreement, dated as of 11 December, 2012 (the “MSA”), whereby, amongst other things, the Provider has agreed to provide (or procure the provision of) certain outsourcing arrangements and services in the CRM sector to the Recipient and its group companies; and (b) on 12 December 2012 Atalaya Luxco Midco S.à r.l. (the “Issuer”), an affiliate of the Provider, issued a vendor loan note in the principal amount of €110,000,000 in favour of the Seller (the “VLN”) as part of the consideration for the Transaction.

WHEREAS, the Recipient requested a reduction in the Minimum Revenue Thresholds (as defined in the MSA) in respect of Morocco and Spain (the “MRT Reduction”) in consideration for the payment of €25,448,000 by the Recipient to the Provider (the “Payment”).

WHEREAS, it is acknowledged that the proceeds of the Payment shall be used by the Provider to extend a loan of the equivalent amount to the Issuer, which the Issuer intends to use to repay an equivalent portion of the principal amount of the VLN, such that following such payment (or deemed payment) the aggregate outstanding principal amount of the VLN shall be reduced by the amount equal to the Payment, as set out in the VLN amendment letter attached as Annex 1 hereto.

WHEREAS, the Parties now wish to make certain amendments to the MSA to effect the MRT Reduction and record the required amendments to the MSA in this Amendment Agreement in consideration for, and conditional upon, the delivery by the Recipient of the Payment on the date hereof or as may otherwise be agreed to by the Parties.

NOW, THEREFORE, in consideration of the Payment and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Interpretation.

(a) Capitalised terms have, unless expressly defined in this Amendment Agreement, the same meanings as in the MSA.

(b) References in this Amendment Agreement to a Section, unless the context otherwise requires, are references to the named section of the MSA.

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2. Amendments to the MSA. The Parties agree that, with effect from the date hereof, the MSA shall be amended and modified as follows:

(a) the table at Section 3.1 of the MSA shall be deleted in its entirety and replaced with the following:

Relevant Zone	Calendar Year	Minimum Revenue Threshold
Zone 1	2012	The amount set forth on Schedule 2

	Each calendar year 2013 to 2015 (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) the Adjusted Inflation Rate for the current calendar year

	2016	The Minimum Revenue Threshold for the 2016 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2015 calendar year, increased by (ii) the Adjusted Inflation Rate for the 2016 calendar year reduced by (iii) 3%

	2017	The Minimum Revenue Threshold for the 2017 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2016 calendar year, increased by (ii) CPI for the 2017 calendar year (unless the [*****] Contract provides a higher applicable inflation rate, in which event such higher inflation rate shall be applied), reduced by (iii) 4%

	2018	The Minimum Revenue Threshold for the 2018 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2017 calendar year, increased by (ii) CPI for the 2018 calendar year (unless the [*****] Contract provides a higher applicable inflation rate, in which event such higher inflation rate shall be applied), reduced by (iii) 5%

	Each calendar year 2019 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) CPI for the relevant calendar year (unless the [*****] Contract provides a higher applicable inflation rate, in which event such higher inflation rate shall be applied), reduced by (iii) 6%

Zone 2	2012	The amount set forth on Schedule 2

	Each calendar year 2013 to the year 2015 (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) the CPI for the current calendar year

	2016	The Minimum Revenue Threshold for the 2016 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2015 calendar year, increased by (ii) the CPI for the 2016 calendar year, reduced by (iii) 3%

	2017	The Minimum Revenue Threshold for the 2017 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2016 calendar year, increased by (ii) the CPI for the 2017 calendar year, reduced by (iii) 4%

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Relevant Zone	Calendar Year	Minimum Revenue Threshold

	2018	The Minimum Revenue Threshold for the 2018 calendar year shall be equal to (i) the Minimum Revenue Threshold for the 2017 calendar year, increased by (ii) the CPI for the 2018 calendar year, reduced by (iii) 5%

	Each calendar year 2019 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to (i) the Minimum Revenue Threshold for the prior calendar year, increased by (ii) the CPI for the current calendar year, reduced by (iii) 6%

Zone 3	2012	The amount set forth on Schedule 2

	2013	The Minimum Revenue Threshold for the 2013 calendar year shall be equal to the Minimum Revenue Threshold for the prior calendar year (which shall, for the avoidance of doubt, include the amounts allocated to Morocco and Spain as set out in Schedule 2). reduced by (ii) 3%

	2014	[*****]

	Each calendar year 2015 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to the Minimum Revenue Threshold for the prior calendar year, reduced by (ii) 3%

Zone 4	2014	[*****]

	2015	[*****]

	2016	[*****]

	Each calendar year 2017 to the year of termination of the Agreement (inclusive)	In each calendar year the Minimum Revenue Threshold shall be equal to the Minimum Revenue Threshold for the prior calendar year, reduced by (ii) 3%

(b) Section 3.2(f) of the MSA shall be deleted in its entirety and replaced with the following:

“(f) in Zone 3 and Zone 4 all amounts shall be recorded in Euros, and all amounts expressed or recorded in any currency other than Euros shall be converted to Euros using the average exchange rate for the applicable calendar year published by Bloomberg L.P. (or its successor);”

(c) words “, Morocco, Spain” shall be deleted in their entirety from, and words “(other than the countries included in the definitions of Zone 1, Zone 2 and Zone 4)” shall be added immediately after words “any other country” in, the definition of “Zone 3” contained in Section 12.12(yyy) of the MSA;

(d) the following new definition shall be added as new Section 12.12 (zzz) of the MSA:

3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment Agreement to be duly executed on its behalf on the day and year first above written.

ATENTO LUXCO 1

By:	/s/ Jay Corrigan
Name:	Jay Corrigan
Title:	Director

By:	/s/ Aurelien Vasseur
Name:	Aurelien Vasseur
Title:	Director

TELEFÓNICA S.A.

By:	/s/ Ángel Vilá Boix
Name:	Ángel Vilá Boix
Title:	Chief Financial Officer and Director Corporate Development

5

Annex 1

To: Compañía de Inversiones y Teleservicios S.A. (formerly Atento Inversiones y Teleservicios, S.A.) (the “VLN Lender”)

16 May 2014

Dear Sirs,

Vendor Loan Note (the “VLN Agreement”) dated on 12 December 2012 and made between the VLN Lender and Atalaya Luxco Midco S.á r.l. as borrower (the “Borrower”)

1.	Interpretation

(a)	Capitalised terms defined in the VLN Agreement have the same meaning when used in this letter and references to a Clause or Schedule shall be deemed to be a reference to a Clause or Schedule of the VLN Agreement, unless stated otherwise.

(b)	The provisions of construction in Clauses 1.2 to Clause 1.8 (inclusive) of the VLN Agreement apply to this letter as though they were set out in full in this letter.

(c)	The parties to the VLN Agreement are entering into this letter to amend certain terms of the VLN Agreement.

2.	Background to Consent

(a)	Pursuant to the terms of the sale and purchase agreement dated 11 October, 2012, as amended from time to time (the “SPA”), the Atento Luxco 1 S.A. (the “Provider”), an affiliate of the Borrower, among other parties, has acquired the Assets (as such term is defined in the SPA) and certain of the subsidiaries of the VLN Lender, whose main activity consists of rendering outsourcing customer and business process outsourcing services (the “Transaction”).

(b)	As part of the Transaction: (a) the Provider and Telefonica S.A., an affiliate of the VLN Lender (the “Recipient”), entered into a master services agreement, dated as of 12 December, 2012 (the “MSA”), whereby, amongst other things, the Provider has agreed to provide (or procure the provision of) certain outsourcing arrangements and services in the CRM sector to the Recipient and its group companies; and (b) on 12 December 2012 the Borrower issued vendor a loan (the “Loan”) in the principal amount of €110,000,000 in favour of the VLN Lender (the “VLN”) on the terms of the VLN Agreement as part of the consideration for the Transaction.

(c)	The Recipient has requested a reduction in the Minimum Revenue Thresholds (as defined in the MSA) in respect of Morocco and Spain (the “MSA Amendment”) in consideration for the payment by Recipient to the Provider of €25,448,000 (the “Payment”).

(d)	The proceeds of the Payment were used by the Provider to extend a loan of the equivalent amount to the Borrower, which the Borrower has used to pre-pay a portion of the principal amount of the VLN equal to the amount of the Payment, such that following such prepayment (or deemed pre-payment) the aggregate principal amount of the VLN shall be reduced accordingly.

6

(e)	In connection with the MSA Amendment the parties enter into this letter to document their agreement to the pre-payment of the VLN and certain consequential amendments to the VLN Agreement as set out herein.

3.	Amendments

The Borrower and VLN Lender agree that as of the date of this letter:

(a)	€25,448,000 of the principal outstanding amount of the VLN (and the liabilities of the Borrower in relation thereto) shall be deemed to be irrevocably and unconditionally repaid and discharged (the “Discharge”) and the Loan relating thereto shall be deemed to be redeemed and cancelled. For the avoidance of doubt: (i) no payment shall be required to be made by the Borrower in connection with the Discharge and (ii) following the Discharge, there shall remain outstanding an aggregate principal amount of €84,552,000 of the Loan in issue; and

(b)	in order to reflect the Discharge, references in the VLN Agreement to “EUR 110,000,000” shall be deleted in their entirety and replaced with “EUR 84,552,000”.

4.	Effectiveness of the Amendments

The VLN Agreement will be amended in accordance with paragraph 3 above on and with effect from the date of this letter (the “Effective Date”). The Borrower confirms that, save to the extent expressly contemplated in this letter, its obligations under and in relation to the VLN shall not be discharged, varied or otherwise affected by this letter in any way.

5.	Miscellaneous

From the Effective Date, the VLN Agreement and this letter will be read and construed as one document.

6.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7.	Governing Law

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by Spanish law.

(b)	If you agree to the terms of this letter, please sign where indicated below.

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7

Jay Corrigan

Aurelien Vasseur
For
Atalaya Luxco Midco S.á r.l.
As Borrower

for and on behalf of
Compañía de Inversiones y Teleservicios S.A.
As VLN Lender

Name: Miguel Garrido de las Heras

Title: Sole Director

Date: